Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Richard R. Current
Vice President & CFO
517/372-9200

Neogen reports 21% increase in revenues and net income

LANSING, Mich., Sept. 26, 2006 – Neogen Corporation (Nasdaq: NEOG) announced today that its revenues for the first quarter of FY 2007, which ended Aug. 31, increased 21% from the previous year’s first quarter to $20,220,000.

First quarter net income increased 21% from the prior year’s restated $1,987,000 to $2,406,000—a record net income in any quarter for the 24-year-old company. On a per share basis, net income per diluted share increased to $0.26 from a restated $0.24 in the previous year’s first quarter.

The first quarter marked the 54th consecutive profitable quarter from operations for the company, and was the 58th of the past 63 quarters when Neogen reported revenue increases as compared with the previous year.

“Our first quarter was a great start for our new fiscal year, and marks the sixth consecutive quarter when our sales grew in excess of 20%. That reflects an outstanding performance from our sales and operating groups,” said James Herbert, Neogen’s chief executive officer and chairman. “I believe our experienced team can continue to perfect our business model and further this 15-year record.”

The first quarter also saw Neogen continue its progress in controlling costs to improve operating results. Neogen’s operating income improved 25%, or $700,000, to 17.7% of sales in the first quarter of FY 2007, compared with 17.1% in the prior year’s comparable quarter.

“Going over $20 million in quarterly revenues for the first time ever and setting an all-time record in earnings per share were significant milestones for our first quarter,” said Lon Bohannon, Neogen’s president and chief operating officer. “Our Animal Safety group had a challenging quarter-to-quarter comparison due entirely to some unique sales opportunities in last year’s first quarter. However, I am confident this group will recover to achieve strong organic sales growth in future quarters.”

Neogen’s Food Safety Division led the company’s first quarter revenue increase, with sales up 48% from $7,682,000 in FY 2006 to $11,391,000 in FY 2007. While the December 2005 addition of UCB’s dairy antibiotic testing products and the February 2006 addition of Centrus

International’s optical microbial detection system contributed significantly to the division’s revenue gain, sales of established products increased 10% for the quarter. Due to heightened concern over the potential for aflatoxin in corn in certain areas of the United States, and Neogen’s new extremely simple and accurate strip test format, sales of natural toxin testing products increased 25% in the first quarter of FY 2007 compared with the prior year.

Neogen’s line of general sanitation testing products, independent of recently acquired product lines, continued to see advancing market acceptance, with strong double-digit increases on a year-to-year sales comparison. Neogen Europe’s sales, which represent a combination of sales of Neogen products produced in the U.S. specifically for the European Union market and diagnostics manufactured in Scotland, increased 28% in FY 2007 over the prior year’s first three months. Neogen Europe’s sales increase was paced by sales to the British government of Neogen’s product to quickly detect pesticides, and a 46% increase in sales of food safety products to customers in France.

Neogen’s Animal Safety Division first quarter revenues were $8,829,000, compared to $9,096,000 in the previous fiscal year. Last year’s first quarter included substantial rodenticide sales to help control a major outbreak of voles in the Pacific Northwest. Sales of this formulated product in the first quarter of FY 2007 were nearly double those of FY 2005, but approximately half of FY 2006. The prior year’s first three months also saw large stocking orders of vitamin injectables, biologics, and a wound care product that gained FDA approval for sale in the quarter, that were not replicated in the current quarter.

Strong performing Animal Safety product lines in the first quarter included forensic test kits to detect drugs of abuse, which increased 15%; equine supplements, which were up 30%; OTC veterinary pharmaceuticals, which increased 21%; and Neogen’s line of companion animal veterinary pharmaceuticals, which were up 11%.

In early June, Neogen generated $12,237,000 in cash through an offering of 650,000 shares of common stock. The proceeds from the stock offering were used to fully retire all of the company’s bank debt, with the remainder added to its cash balances. Neogen now has no long-term debt, and an available bank line of $17.5 million to pursue growth strategies.

Effective July 3, Neogen was included in the new NASDAQ Global Select Market tier. The new tier is comprised of approximately 1,200 companies of the approximately 3,200 companies listed by NASDAQ, and includes only companies that have the highest initial listing standards of any exchange in the world based on financial and liquidity requirements. Prior to the change, Neogen had been listed on the NASDAQ National Market.

The first quarter results reflect the adoption of Financial Accounting Standards Board Statement No. 123R, which requires companies to recognize the cost of stock options as compensation expense. The company adopted the modified-retrospective transition method, restating all prior period amounts on a consistent basis. As a result, the company recognized additional compensation expenses of $270,000 and $230,000 on a preliminary basis in the first quarter of 2007 and 2006, respectively. These amounts will be finalized prior to the filing of the company’s Form 10-Q on or before Oct. 10, 2006.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases, and sanitation concerns, and dehydrated culture media. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

NEOGEN CORPORATION SUMMARIZED UNAUDITED CONSOLIDATED OPERATING DATA

(In thousands, except for percentages and per share amounts)

	Quarter Ended Aug. 31
	2006	2005
Revenue
Food Safety	$11,391	$7,682
Animal Safety	8,829	9,096

Total revenue	20,220	16,778
Cost of sales	9,900	7,937

Gross margin	10,320	8,841
Other expenses
Sales & marketing	4,240	3,725
Administrative	1,804	1,472
Research & development	698	771

Total other expenses	6,742	5,968

Operating income	3,578	2,873
Other revenue	54	160

Income before tax	3,632	3,033
Income tax	1,226	1,046

Net income	$2,406	$1,987
Net income per diluted share	$0.26	$0.24

Other information:
Shares to calculate per share	9,177	8,260
Depreciation & amortization	$777	$468
Interest expense	—	—
Gross margin (% of sales)	51.0%	52.7%
Operating income (% of sales)	17.7%	17.1%
Revenue increase vs. FY 2006	20.5%
Net income increase vs. FY 2006	21.1%

NEOGEN CORPORATION SELECTED UNAUDITED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Aug. 31 2006	May 31 2006
Assets
Cash & investments	$5,465	$1,959
Accounts receivable	14,612	13,116
Inventory	17,943	17,626
Other current assets	3,917	3,568
Total current assets	41,937	36,269
Property & equipment	14,620	14,255
Goodwill & other assets	37,724	37,766

Note: On June 1, 2006, the Company adopted Financial Accounting Standards Board Statement No. 123R using the modified-retrospective transition method, under which all prior period amounts have been restated on a consistent basis.

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